                            Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 23, 2013, with respect to the financial statements included in the Annual Report of UQM Technologies, Inc. on Form 10-K for the year ended March 31, 2013.  We hereby consent to the incorporation by reference of said report in Registration Statements of UQM Technologies, Inc. on Form S-3 (File No. 333-160913) and on Forms S-8 (File No. 033-34612, File No. 033-81430, File No. 033-92288, File No. 333-101371, File No. 333-129251, File No. 333-164705, File No. 333-168999, File No. 333-169000, File No. 333-183786, File No. 333-183788, and File No. 333-183796).

/s/ GRANT THORNTON LLP

Denver, Colorado

May 23, 2013